UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, DC 20549

                           SCHEDULE 13G

             Under the Securities Exchange Act of 1934


                       American Woodmark Corp.
----------------------------------------------------------------------
                          (Name of Issuer)



                      Common Stock, No Par
---------------------------------------------------------------------
                 (Title of Class of Securities)


                           030506109
----------------------------------------------------------------------
                        (CUSIP Number)

                        December 31, 2014
---------------------------------------------------------------------
        (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to designate the rule pursuant to which this Schedule is filed:

          [X]  Rule 13d-1(b)
          [_]  Rule 13d-1(c)
          [_]  Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.    030506109
         --------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Broad Run Investment Management, LLC (46-1010523)

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (SEE INSTRUCTIONS)
			[ ] (a)
			[ ] (b)
3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware/USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

       839,982

6.   SHARED VOTING POWER

       0

7.   SOLE DISPOSITIVE POWER

       839,982

8.   SHARED DISPOSITIVE POWER

       0

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       839,982

10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES (SEE INSTRUCTIONS)

                [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       5.31%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IA

CUSIP No.    030506109
        ----------------


Item 1.	(a)	Name of Issuer:

       		American Woodmark Corp.
       		---------------------------------------------------

       (b)	Address of Issuer's Principal Executive Offices:

       		3102 Shawnee Drive
      		Winchester, VA 22601
      		---------------------------------------------------

Item 2.	(a)	Names of Persons Filing:

       		Broad Run Investment Management, LLC (46-1010523)
      		--------------------------------------------------

       (b)	Address of Principal Business Office, or if None, Residence:

       		1530 Wilson Blvd, Suite 1020
       		Arlington, VA 22209
       		-------------------------------------------------

       (c)	Citizenship:

            	Delaware/USA
       		-------------------------------------------------

       (d)	Title of Class of Securities:

            	Common Stock, No Par
       		------------------------------------------------

        (e)	CUSIP Number:

            	030506109
       		------------------------------------------------


Item 3. If This Statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b), or (c), check whether the person filing is a:

     (a) [_] Broker or dealer registered under Section 15 of the Exchange Act (15 U.S.C. 78c).

     (b) [_] Bank as defined in Section 3(a)(6) of the Exchange Act (15 U.S.C. 78c).

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act (15 U.S.C. 78c).

     (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e) [X] An investment adviser in accordance with s.240.13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with s.240.13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.1813);

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j)  [_]  Group, in accordance with s.240.13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

	    839,982
          __________________________________________________________________

     (b)  Percent of class:

	    5.31%
	  __________________________________________________________________

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote     839,982
                                                          	-------------

          (ii)  Shared power to vote or to direct the vote   0
                                                          	-------------


          (iii) Sole power to dispose or to direct the       839,982
                disposition of                            	-------------


          (iv)  Shared power to dispose or to direct the     0
                disposition of                            	-------------


Item 5.  Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

	 Not applicable.
 --------------------------------------------------------------------------


Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         As of December 31, 2014, Hennessy Focus Fund, a series of The Hennessy Funds Trust, an investment company registered under the Investment Company Act of 1940, may be deemed to beneficially own five percent or more of the total shares reported herein.
 _______________________________________________________________________


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

	 Not applicable.
_______________________________________________________________________


Item 8.  Identification and Classification of Members of the Group.

	 Not applicable.
 _______________________________________________________________________


Item 9.  Notice of Dissolution of Group.

	 Not applicable.
 ______________________________________________________________________

Item 10.  Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.



                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 10, 2015



By: /s/ Bryan H. Adkins
    -------------------------
    Bryan H. Adkins,
    Chief Compliance Officer
    Broad Run Investment Management, LLC



The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with this statement, provided, however, that a power of attorney, for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).